Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 22, 2015, relating to the consolidated financial statements of Agria Corporation and subsidiaries, which report appears in the Annual Report on Form 20-F of Agria Corporation for the year ended June 30, 2015.

/s/ GHP Horwath, P.C.

Denver, Colorado

August 30, 2016